EXHIBIT 8.2
[Letterhead of Maples and Calder]

SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont
California
94538
USA
19 December 2005
Dear Sir
SMART Modular Technologies (WWH), Inc
We have acted as Cayman Islands counsel to SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”), in connection with the Company’s offering (the “Offering”) of its Ordinary Shares, par value $0.00016667 per share (the “Shares”).
We have considered the statements included in the Form S-1 Registration Statement (File No. 333-129134) under the Securities Act of 1933 relating to the Offering (the “Registration Statement”) under the caption “Material Cayman Islands Tax Consequences.” In our opinion, insofar as such statements constitute a summary of Cayman Islands laws, they are accurate and fairly summarise in all material respects the laws referred to therein.
This opinion is addressed solely to you. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document without our express consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Yours faithfully
/s/ MAPLES and CALDER